                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Filed by the Registrant [x]
       Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement             [x] Definitive Proxy Statement
[ ] Definitive Additional Materials         [ ] Soliciting Material Pursuant to
                                                   Rule 14a-11(c) or Rule 14a-12

                       NASTECH PHARMACEUTICAL COMPANY INC.
                (Name of Registrant as Specified in its Charter)

                       NASTECH PHARMACEUTICAL COMPANY INC.
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check in the appropriate box):
[x] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a -6(i)(1) and 0-11.

       (1)    Title of each class of securities to which transaction applies:

       (2)    Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

       (4)    Proposed maximum aggregate value of transaction:

       (5)    Total fee paid:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)    Amount Previously Paid:
       (2)    Form, Schedule or Registration No.:
       (3)    Filing Party:
       (4)    Date Filed:

                       NASTECH PHARMACEUTICAL COMPANY INC.
                                 45 DAVIDS DRIVE
                            HAUPPAUGE, NEW YORK 11788

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD JULY 19, 1999 AT 10:00 A.M.

            TO THE STOCKHOLDERS OF NASTECH PHARMACEUTICAL COMPANY INC.

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of NASTECH PHARMACEUTICAL COMPANY INC. (the "Company") will be held at 150 Vanderbilt Motor Parkway, Hauppauge, New York 11788 at 10:00 A.M. on Monday, July 19, 1999, to consider and vote on the following proposals:

       1. To elect eight (8) directors, each to hold office for a term of one
       (1) year or until their respective successors shall have been duly elected or appointed;

       2. To approve a proposal to execute a 1:100 reverse stock split, with a provision for redeeming the shares of fractional holders in cash, followed by a 100:1 forward stock split of the Company's Common Stock.

       3. To ratify the appointment of KPMG LLP as the Company's independent auditors for the year ending December 31, 1999; and

       4. To transact such other business as may properly come before the meeting.

       Only holders of shares of Common Stock of record on the Company's books at the close of business on May 20, 1999 will be entitled to vote at the meeting. All such stockholders are requested to be represented at the meeting either in person or by proxy. The stock transfer books will not be closed.

       Enclosed is a copy of the Annual Report for the year ended December 31, 1998 along with a proxy statement and a proxy card.

       It is desirable that all holders of Common Stock of the Company be represented at the meeting either in person or by proxy.

       SUCH STOCKHOLDERS WHO CANNOT ATTEND THE MEETING IN PERSON ARE REQUESTED TO DATE AND EXECUTE THEIR PROXIES AND RETURN THEM TO THE COMPANY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE.

                                             By Order of the Board of Directors,

                                             Joel Girsky,
                                             Secretary

May 20, 1999
Hauppauge, New York

                       NASTECH PHARMACEUTICAL COMPANY INC.
                                 45 DAVIDS DRIVE
                            HAUPPAUGE, NEW YORK 11788

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 19, 1999

                     SOLICITATION AND REVOCATION OF PROXIES

       This Proxy Statement is furnished in connection with the solicitation of proxies by the management of NASTECH PHARMACEUTICAL COMPANY INC. (the "Company"), a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on July 19, 1999 and at any postponements or adjournments thereof. This material is first being mailed to stockholders on or about May 25, 1999.

       The cost of such solicitation will be borne by the Company. The Company may also agree to pay banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding the proxy material to their principles.

       A form of proxy is enclosed for use at the meeting. The issuance of a proxy by a stockholder will not affect his right to vote his shares if he attends the meeting and desires to vote in person. A proxy may be revoked at any time prior to the voting thereof, but a revocation will not be effective unless notice thereof is received, in writing, by the Secretary of the Company prior to such voting. All such shares represented by effective proxies on the enclosed form received by the Company will be voted at the meeting or any adjourned session thereof in accordance with the terms of such proxies. If no direction is indicated, all shares represented by valid proxies received pursuant to this solicitation will be voted FOR all directors and proposals contained therein. Proxies marked "abstain" will be treated as present for the purpose of determining a quorum but will not be voted with respect to any proposal marked "abstain."

              BENEFICIAL OWNERSHIP OF SECURITIES AND VOTING RIGHTS

       Shares of common stock, of which 6,381,455 shares were outstanding as of April 9, 1999, are the only voting securities of the Company. Each share is entitled to one vote and a vote of a majority of the shares present, or represented, and entitled to vote at the meeting is required to approve each proposal to be acted upon at the meeting. Only holders of shares of Common Stock of the Company of record on its books at the close of business on May 20, 1999 will be entitled to notice of, and to vote at the meeting. Any such stockholder may vote his shares either in person or by his duly authorized proxy.

       The following table sets forth as of April 9, 1999 certain information as to persons known to the Company who may be deemed to be beneficial owners of more than five percent of the outstanding shares of the Company's Common Stock, each director of the Company and all officers and directors of the Company as a group:


                                                       Amount and Nature     Percentage of
                                                        of Beneficial     Outstanding Shares
 Name of Beneficial Owner (1)                           Ownership (2)        Owned (3)
 ----------------------------                           -------------        ---------
SAFECO Corporation and affiliates (4)                    1,075,000              16.8%

Devin N. Wenig (5)                                         488,067               7.5

Basil Properties (6)(15)                                   283,537               4.4

Bruce R. Thaw (7)                                          163,041               2.5

Alvin Katz (8)                                             147,000               2.3

Vincent D. Romeo (9)                                        93,845               1.5

Dr. Charan R. Behl (10)                                     70,001               1.1

Ian Ferrier (11)                                            70,000               1.1

Joel Girsky (8)                                             48,749                *

John V. Pollock (8)(15)                                     48,333                *

Grant W. Denison, Jr. (12)                                  45,000                *

Andrew P. Zinzi (13)                                        15,434                *

All Officers and
Directors as a Group
(10 persons)  (14)                                       1,473,007               21.1


----------------

* Represents less than 1% of the outstanding shares of the Company's Common
Stock.

       (1) The addresses of all persons other than Basil Properties, Messrs. Bruce R. Thaw, Alvin Katz and John V. Pollock is c/o the Company. The address of Bruce R. Thaw is 45 Banfi Plaza, Farmingdale, NY; the address of Basil Properties and John V. Pollock is 1510 H Street, N.W., Washington D.C.; and the address of Alvin Katz is 301 N. Birch Rd., Fort Lauderdale, FL.

       (2) All shares are owned beneficially and of record unless indicated otherwise. Includes 593,335 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report.

       (3) Does not give effect to the exercise of the Underwriter's Warrants, and 392,415 shares of Common Stock reserved for issuance under the Company's stock option plan.

       (4) Based on information supplied by SAFECO Corporation and affiliates, a registered investment advisor located at SAFECO Plaza, Seattle, Washington 98185, in a Schedule 13G filed with the Securities and Exchange Commission on December 31, 1998.

       (5) Devin N. Wenig's shares, as indicated above, include 145,000 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report, and 166 shares held by members of Mr. Wenig's immediate family. Mr. Wenig received 50,000 stock options in March 1999 which were granted at a price equal to market value.

       (6) Includes 40,000 shares held by Mrs. Sophie Basil, a general partner of Basil Properties.

       (7) Includes 85,000 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report.

       (8) Includes 40,000 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report.

       (9) Includes 75,000 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report. Dr. Romeo received 25,000 stock options in March 1999 which were granted at a price equal to market value.

       (10) Includes 40,001 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report.

       (11) Includes 70,000 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report.

       (12) Includes 45,000 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report.

       (13) Includes 13,334 shares issuable pursuant to outstanding stock options with the Company, which may be exercised within 60 days of the date of this Report, and 600 shares owned by members of Mr. Zinzi's immediate family.

       (14)   Includes shares held by Basil Properties. See notes (6) and (15).

       (15) John V. Pollock is a managing director of Basil Properties and its nominee to the Company's Board of Directors.

                             EXECUTIVE COMPENSATION

       The following table sets forth certain information regarding compensation paid by the Company during each of the Company's last three fiscal years to the Company's Chief Executive Officer and to each of the Company's executive officers who received salary and bonus payments in excess of $100,000 during the fiscal year ended December 31, 1998:

                           SUMMARY COMPENSATION TABLE


                                                                                           Long-Term Compensation
                                                                Annual Compensation              Awards (H)
                                                                -------------------              ----------

                                                                                                   Options             All Other (G)
       Name and Principle Position                  Year       Salary         Bonus               (#Shares)            Compensation
       ---------------------------                  ----       ------         -----               ---------            -------------

Dr. Vincent D. Romeo,                               1998       $229,000      $  25,000               __                         __
President and Chief
Executive Officer (C)                               1997       $182,000      $ 103,000             60,000                       __

                                        (A)         1996       $ 80,000          __                25,000                       __

                                        (B)         1996       $160,000          __                  __                         __

Mr. Robert Rosen,                                   1998       $220,000      $  80,000               __                    $ 108,000
President  (D)
                                                    1997       $ 87,000      $ 100,000            140,000                  $ 243,000

Mr. Andrew P. Zinzi,                                1998       $170,000       $ 25,000               __                         __
Chief Financial Officer  (E)
                                                    1997       $170,000       $ 27,000               __                    $  14,000

                                                    1996       $ 19,000          __                40,000                       __

Dr. Charan R. Behl,                                 1998       $182,000       $ 25,000               __                         __
Executive Vice President,
Research & Development (F)                          1997       $147,000       $ 30,000             30,000                       __

                                        (A)         1996       $ 57,000       $ 12,000               __                         __

                                        (B)         1996       $102,000       $ 12,000             17,500                       __

(A)    Six months ended December 31, 1996.

(B)    Twelve months ended June 30 (former fiscal year).

(C) Dr. Vincent D. Romeo served as Chief Executive Officer and President of the Company from August 1991 through October 1997, and effective January 1, 1999. At other times he held the title of Chief Executive Officer.

(D) Mr. Rosen assumed the position of President in October 1997 and resigned effective January 1, 1999. From May 1, 1997 to October 6, 1997, he served as Executive Vice President of Marketing and Business Development.

       As part of the termination agreement Mr. Rosen received a severance payment of $108,000 and will receive a monthly retainer of $10,000 for the initial six month term of a consulting arrangement. Additionally, the agreement provides for certain incentive payments relating to consulting services. Participation in the Company's stock option plan will continue at least through December 31, 1999 and thereafter, should the consulting arrangement be extended beyond June 30, 1999.

(E)    Mr. Zinzi commenced employment with the Company in November 1996.

(F)    Dr. Behl commenced employment with the Company in January 1995.

(G) The Company provides the named executive officers with certain group life, health, medical and other non-cash benefits generally available to all salaried employees. The amounts shown in this column include the following:

       Other compensation paid to Mr. Rosen in 1998 represents a severance payment of $108,000 and in 1997 includes consulting fees ($40,000) prior to employment, reimbursed travel and entertainment expenses ($28,000), and the fair market value of accelerated stock options ($175,000).

       Other compensation paid to Mr. Zinzi in 1997 includes relocation costs of $14,000.

(H) In August 1998, the Company's Board of Directors approved a stock option exchange program in which it offered all holders the right to exchange their options for the same number of new options with a lower exercise price but with a modified term of vesting. All options with an exercise price greater than $5.63 per share were eligible for this program and were exchanged during 1998. The Summary Compensation Table excludes options exchanged pursuant to this program.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

       Other than options exchanged pursuant to the stock option exchange program, which was authorized by the Company's Board of Directors in August 1998, there were no grants of options to executives during the fiscal year ended December 31, 1998.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES

       The following table provides information related to the number and value of stock options and stock appreciation rights held at fiscal year end by the named executive officer. The Company did not issue stock appreciation rights in 1998.


                                            Number of Unexercised             Value of Unexercised In-the Money
                                        Options at December 31, 1998           Options at December 31, 1998 (a)
                                        ----------------------------           --------------------------------
                                      Exercisable       Unexercisable        Exercisable           Unexercisable
                                      -----------       -------------        -----------           -------------

Dr. Vincent D. Romeo                     75,000            60,000              $4,000                    ---

Mr. Robert Rosen                         70,000            70,000                 ---                    ---

Mr. Andrew P. Zinzi                      13,334            26,666                 ---                    ---

Dr. Charan R. Behl                       40,001            12,499                 ---                    ---


(a) Market value of shares covered by in-the-money options on December 31, 1998, less option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.


                         TEN-YEAR OPTION/SAR REPRICINGS




                                            Number of                                                                  Length of
                                           Securities                                                                  Original
                                       Underlying Options/    Market Price of                            New          Option Term
                                              SARs/          Stock at Time of   Exercise Price At     Exercise       Remaining at
       Name                 Date            Repriced             Repricing     Time of Repricing        Price      Date of Repricing
       ----                 ----            --------             ---------     -----------------        -----      -----------------


Dr. Vincent D.Romeo,         8/27/98          25,000            $  5.625          $  14.500           $  5.625         3 years
Chief Executive Officer                                                                                                1 month
and President



                                              60,000            $  5.625          $  11.750           $  5.625         4 years
                                                                                                                       1 month



Mr. Robert Rosen,            8/27/98         100,000            $  5.625           $  8.750           $  5.625         3 years
President                                                                                                              8 months


                                              40,000            $  5.625           $ 10.250           $  5.625         4 years
                                                                                                                       1 month


Mr. Andrew P. Zinzi,         8/27/98          40,000            $  5.625           $ 10.650            $ 5.625         3 years
Chief Financial Officer                                                                                                2 months




Dr. Charan R. Behl,          8/27/98          17,500            $  5.625           $  8.375            $ 5.625         2 years
Executive Vice President,                                                                                              7 months
Research and Development



                                              10,000            $  5.625           $ 13.625            $ 5.625         3 years
                                                                                                                       6 months


                                              20,000            $  5.625           $ 10.000            $ 5.625         3 years
                                                                                                                       10 months


COMPENSATION OF DIRECTORS

       For services rendered, each eligible non-employee director received 10,000 stock options to purchase the Company's Common Stock. Further, certain eligible directors will be granted 10,000 stock options annually, effective at the time of the Annual Meeting of Stockholders, at an option exercise price equal to the market value of the Company's Common Stock at date of grant.

       Devin N. Wenig, the Company's Chairman until March 1999, was paid $20,000 for acting as Chairman of the Executive Committee of the Company's Board of Directors.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
ARRANGEMENTS

       Dr. Vincent D. Romeo, the Company's Chief Executive Officer and President has an employment agreement expiring December 31, 2000, receives base compensation of $230,000 per year, and annual incentive compensation of up to 50% of base salary based on the achievement of certain business objectives of the Company.

       The Company's agreement with its former President, Mr. Robert Rosen, terminated January 1, 1999. As part of the termination agreement Mr. Rosen will receive a severance payment of $108,000 which was accrued as of December 31, 1998 and a monthly retainer of $10,000 for the initial six month term of a consulting arrangement. Additionally, the agreement provides for certain incentive payments relating to consulting services. Participation in the Company's stock option plan will continue at least through December 31, 1999 and thereafter, should the consulting arrangement be extended beyond June 30, 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       The Company's Compensation Committee presently consists of Joel Girsky and John V. Pollock, both outside directors of the Company. The Compensation Committee is responsible for reviewing and approving the compensation of all officers of the Company and administering and/or interpreting the Company's stock option plan. The Compensation Committee held one meeting in 1998.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

       The Company's Compensation Committee (the "Committee") is composed entirely of independent, outside directors and establishes the general compensation policies of the Company, specific compensation for each executive officer of the Company and administers the Company's Stock Option Plan. The Company's intent as administered through the Committee is to make compensation packages of the executive officers of the Company sufficient to attract and retain persons of exceptional quality, and to provide effective incentives to motivate and reward such executives for achieving the scientific, financial and strategic goals of the Company essential to the Company's long-term success and growth in stockholder value. The Company's typical executive compensation package consists of three main components: (1) base salary; (2) incentive cash bonuses; and (3) stock options.

Base Compensation

       The Committee's approach is to offer executive salaries competitive with those of other executives in the industry in which the Company operates. To that end, the Committee evaluates the competitiveness of its base salaries based upon information drawn from various sources, including published and proprietary survey data, consultants' reports and the Company's own experience recruiting and training executives and professionals. The Company's base salary levels are intended to be consistent with competitive practice and level of responsibility, with salary increases reflecting competitive trends, the overall financial performance of the Company and the performance of the individual executive.

Bonuses

       In addition to base salary, executives and managers are eligible to receive discretionary bonuses, from time to time, upon the achievement of certain scientific, financial and marketing milestones. In addition, at the beginning of each year, the Committee and the CEO review each individual's job responsibilities and goals for the upcoming year. The amount of the bonus and any performance criteria vary with the position and role of the individual within the Company.

Stock Option Grants

       The Company, from time to time, grants stock options in order to provide certain executives with a competitive total compensation package and to reward them for their contribution to the long-term price performance of the Company's Common Stock. Grants of stock options are designed to align the executive's interest with that of the stockholders of the Company. In awarding option grants, the Committee will consider, among others, the amount of stock and options presently held by the executive, the executive's past performance and contributions, and the executive's anticipated future contributions and responsibilities.

Compensation for the CEO and President in 1998

       In 1998, executive management of the Company were awarded incentive bonuses based upon the achievement of certain scientific, marketing, and financial milestones, including, among others, the successful completion of intranasal scopolamine's contractual milestones, the advancement of certain products to later stages of development, and the foreign licensing of the Company's intranasal B-12 product, Nascobal(R). The Chief Executive Officer
(CEO) and President received incentive bonuses of $25,000 and $80,000, respectively.

                                      COMPENSATION COMMITTEE
                                      Joel Girsky, John V. Pollock

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

       Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who beneficially own more than 10% of the Company's Common Stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by such persons. The Company is currently in compliance with Section 16(a); however, Devin N. Wenig and John V. Pollock, directors, and Dr. Charan R. Behl, an executive officer, were delinquent in certain filings during the course of the year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       Mr. Bruce R. Thaw, a director, invoiced the Company approximately $109,000 for services rendered in connection with the Company's licensing activities, legal issues associated with various collaborative agreements, and other legal and regulatory matters in fiscal 1998. Mr. Thaw continues to represent the Company for which he will be paid customary legal fees.

       Dr. Ian Ferrier, a director of the Company, owes the Company approximately $32,000 represented by a note payable on demand. The note bears interest at 8% per annum.

PROPOSAL NO. 1 - NOMINATION AND ELECTION OF DIRECTORS

       At the Annual Meeting of Stockholders, eight directors are to be elected by the holders of the Common Stock to serve until the next Annual Meeting and until their successors have been elected and qualify. Certain information concerning the nominees for election at the Annual Meeting, each of whom is presently a director, and all the directors and officers as a group, is set forth below. While the Board of Directors has no reason to believe that any of those named will not be available as a candidate, should such a situation arise, the proxy may be voted for the election of the other nominees in the discretion of the persons acting pursuant to the proxy.

            The following information is submitted concerning the nominees for election as directors based upon information received by the Company from such persons:


     Name                       Age            Position                         Director Since
     ----                       ---            --------                         --------------

Devin N. Wenig                   32            Director                              1991

Dr. Vincent D. Romeo             42            President and Chief                   1991
                                               Executive Officer

Joel Girsky                      59            Director, Secretary and               1983
                                               Treasurer

Bruce R. Thaw                    45            Director                              1991

Dr. Ian R. Ferrier               55            Director                              1995

Grant W. Denison, Jr.            49            Director                              1996

Alvin Katz                       69            Director                              1993

John V. Pollock                  60            Director                              1993




       Mr. Wenig served as Chairman of the Company's Board of Directors from June 1991 to March 1999, and remains as a Director. Mr. Wenig received a B.A. degree from Union College and a J.D. degree from Columbia University School of Law. From May 1991 to May 1994, Mr. Wenig was with the law firm of Cravath, Swaine and Moore. From 1994 until the present, Mr. Wenig served in various management positions with Reuters Group PLC, and at present serves as Executive Vice President of Reuters America Inc.

       Dr. Romeo has been employed by the Company since 1985 as Director of Research and was appointed President and Chief Executive Officer of the Company in August 1991. Dr. Romeo is a registered pharmacist and received a Ph.D. degree from St. John's University College of Pharmacy and Allied Health Professions in Pharmaceutical Sciences in 1984, with a specialty in pharmacology. Dr. Romeo continues at St. John's as an Adjunct Professor of Pharmacology, Graduate Division, College of Pharmacy and Allied Health Professions. Dr. Romeo has devoted a significant amount of his time with the Company formulating drugs for nasal delivery, developing animal models for nasal drug testing, and designing clinical efficacy and safety studies. He has authored and co-authored several published articles in the field. Dr. Romeo has also presented his work at various meetings and conferences sponsored by the American Association of Pharmaceutical Scientists and the American College of Clinical Pharmacology. Dr. Romeo is an active member of the American Association of Pharmaceutical Scientists, the American College of Clinical Pharmacology, the Rho Chi Pharmaceutical Society, and the New York Academy of Sciences. Dr. Romeo has also been appointed as an Adjunct Assistant Professor of Pharmaceutics at The University of Rhode Island, College of Pharmacy.

       Mr. Girsky has been a Director of the Company since October 1983, and the Company's Secretary/Treasurer since April 1986. From 1961 to the present, Mr. Girsky has been President and Chairman of the Board of Jaco Electronics, Inc., Hauppauge, New York, a publicly held company engaged in the distribution of electronic components. Mr. Girsky received a degree in Marketing from Brooklyn College in 1957.

       Mr. Thaw has been a Director of the Company from June 1991 to January 1997 and was reappointed to the Board in January, 1998. From 1984 to the present, Mr. Thaw has been a principal in a law firm, which serves as general counsel to the Company. Mr. Thaw was admitted to the bar of the State of New York in 1978 and the California State Bar in 1983. Mr. Thaw is also a director of Information Resource Engineering, Inc., a publicly traded company engaged in the computer network security industry and Amtech Systems, Inc., a publicly traded company engaged in the semi-conductor industry.

       Dr. Ferrier, who was appointed to the Company's Board of Directors in January 1995, is the founder, President and Chief Executive Officer of Bogart Delafield Ferrier Inc., and has served in such capacity since its inception in 1982. Trained in medicine and pharmacology, Dr. Ferrier has managed and directed pharmaceutical programs and guided the growth of several multinational companies. He has served on the Board of Directors of a number of health care and biotechnical firms, as well as serving as consultant to many of the world's major pharmaceutical companies. From 1982 to 1987, Dr. Ferrier served as President of McCann Healthcare Inc. From 1982 to 1983, Dr. Ferrier served as Chairman of The Covington Group of Companies; in 1982 as Executive Vice President of TechAmerica Group and from 1979 to 1982, as Vice President of Kalipharma Inc. From 1975 to 1979 Dr. Ferrier served as Chief Executive Officer of the Monadnock Medical Center. Dr. Ferrier received a BSc in Pharmacology from the University of Edinburgh, Edinburgh Scotland; served his residency training in nephrology/clinical pharmacology at Southmead General Hospital, University of Bristol Associated Hospitals, Bristol, England; and his post-graduate internship at the Western General Hospital of the University of Edinburgh Associated Hospitals, Edinburgh, Scotland.

       Mr. Denison, who was appointed to the Company's Board of Directors in September 1996, is Chairman and CEO of BioMarin, a biotechnology company based in Novato, California. He is also Chairman of Clubb BioCapital, a London investment bank specializing in advising and financing health care companies. Previously he was President, Worldwide Consumer Products of G.D. Searle & Co. ("Searle") and served in such capacity from 1993 to 1995. Mr. Denison has also served as Corporate Vice President, Strategic Planning for Searle's parent company Monsanto Company from 1989 to 1993. In addition, Mr. Denison also served as President of Searle's U.S. Pharmaceutical Operations from 1987 to 1989. Prior to joining Searle, Mr. Denison was Vice President of International Operations for Squibb Medical Systems and also held a number of senior management positions at Pfizer, Inc. Mr. Denison holds a Master of Business Administration degree from Harvard Business School and received a Bachelor's Degree from Colgate University.

       Mr. Katz was appointed to the Company's Board of Directors in September 1993. Mr. Katz was formerly Chief Executive Officer of Odessa Engineering Corp., a company engaged in the manufacturing of pollution monitoring equipment. From 1957 to 1976, Mr. Katz was employed by United Parcel Service holding various managerial positions, including District Manager and Corporate Manager of Operations, Planning, Research and Development. Mr. Katz serves on the Board of Directors of several publicly held companies including Miller Industries, a manufacturer of windows and doors; Blimpie International, Inc., which is engaged in the franchising and marketing of quick service sandwich restaurants; Amtech Systems, Inc., which is engaged in the semi-conductor industry; and Foremost Industries which is engaged in the distribution and repair of commercial refrigeration. He is also a director of Aromatics Incorporated, a manufacturer of car wash equipment. Mr. Katz holds a B.S. in Business Administration degree from New York University and has done graduate work at C.U.N.Y.- Baruch School.

       Mr. Pollock was appointed to the Company's Board of Directors in September 1993. From 1991 to the present Mr. Pollock has served as a director of Frank E. Basil, Inc., a worldwide provider of facilities maintenance, engineering and operations management services. Mr. Pollock also serves as a consultant to the partners of Basil Properties. Mr. Pollock has been a senior banking executive in the Washington, D.C. area since 1975 and Executive Vice President of Sequoia National Bank.

       The Company does not have a nominating or similar committee. There were nine (9) Board meetings held during the year ended December 31, 1998. Each director attended all meetings of the Board and any committee of which he was a member, with the exception of Bruce R. Thaw who missed one meeting; Ian Ferrier and Devin N. Wenig, who missed two meetings; and Joel Girsky, Alvin Katz and John V. Pollock, who missed three meetings.

PROPOSAL NO. 2 - AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT FOLLOWED BY A FORWARD STOCK SPLIT OF THE COMPANY'S COMMON STOCK

Summary

       The Board of Directors has authorized, and recommends for your approval, a two-step recapitalization consisting of a reverse 1-for-100 stock split followed immediately by a forward 100-for-1 stock split of the Company's common stock. Registered stockholders whose shares of stock are converted into less than 1 share in the initial reverse split will receive cash payments equal to the fair value of their shares prior to the reverse split. We refer to the reverse and forward stock splits, together with the related cash payments to stockholders with small holdings, as the "Transaction." We also refer to our record stockholders whose shares of Nastech stock are registered in their name as "registered stockholders." If approved, the Transaction will take place on a date to be determined in the discretion of the Company's Board of Directors. We refer to this date as the "Record Date."

Background and Purpose of the Transaction

       As of the date of this Proxy Statement, the Company estimates that it has approximately 17,000 beneficial shareholders. Approximately 14,000 stockholders own less than 100 shares of the Company's common stock.

       The Transaction will provide all stockholders with fewer than 100 shares with a cost-effective way to cash out their investments, because the Company will pay all transaction costs such as brokerage or service fees in connection with the Transaction. In most other cases, small stockholders would likely incur brokerage fees disproportionately high relative to the market value of their shares if they wanted to sell their stock. In addition, some small stockholders might even have difficulty finding a broker willing to handle such small transactions. The Transaction, however, eliminates these problems for most small stockholders.

       Moreover, the Company will benefit from substantial cost savings as a result of the Transaction. The costs of administering each stockholder's account is the same regardless of the number of shares held in each account. Therefore, the Company's costs to maintain thousands of small accounts are disproportionately high when compared to the total number of shares involved. In 1999, we expect that stockholders will cost the Company in excess of $150,000 for third party fees and the printing and postage costs to mail the proxy materials and annual report. We expect that these costs will only increase over time.

       In light of these disproportionate costs, the Board believes that it is in the best interests of the Company and its stockholders as a whole to eliminate the administrative burden and costs associated with approximately 14,000 small accounts with fewer than 100 shares of Nastech stock. We expect that we will reduce the total direct cost of administering stockholder accounts by approximately $100,000 per year if we complete the Transaction.

Effect of the Transaction Nastech Stockholders

STOCKHOLDERS WITH A RECORD ACCOUNT OF FEWER THAN 100 SHARES:

       If we complete the Transaction and you are a Cashed-Out Stockholder (i.e., a stockholder holding fewer than 100 shares of Nastech common stock in a record account immediately prior to the reverse stock split):

- You will not receive a fractional share of Nastech stock as a result of the reverse split.

- Instead of receiving a fractional share of Nastech stock, you will receive cash equal to the trading value of your affected shares. See "Determination of Trading Value" below.

- After the reverse split, you will have no further interest in the Company with respect to your cashed-out shares. These shares will no longer entitle you to the right to vote as a stockholder or share in the Company's assets, earnings, or profits. In other words, you will no longer hold your cashed-out shares; you will only have the right to receive cash for these shares.

- As soon as practicable after the Record Date, you will receive cash for the Nastech stock you held in your account immediately prior to the reverse split in accordance with the procedures described below.

- You will not have to pay any service charges or brokerage commissions in connection with the Transaction.

STOCKHOLDERS WITH CERTIFICATED SHARES:

       If you are a Cashed-Out Stockholder with a stock certificate representing your cashed-out shares you will receive a transmittal letter from Nastech as soon as practicable after the Record Date. The letter of transmittal will contain instructions on how to surrender your certificate(s) to the Company's transfer agent, American Stock Transfer & Trust Company, for your cash payment. You will not receive your cash payment until you surrender your outstanding certificate(s) to American Stock Transfer & Trust Company, together with a completed and executed copy of the letter of transmittal. Please do not send your certificates until you receive your letter of transmittal. For further information, see "Stock Certificates" below.

- All amounts owed to you will be subject to applicable federal and state income tax and state abandoned property laws.

- You will not receive any interest on cash payments owed to you as a result of the Transaction.

Note: If you want to continue to hold Nastech stock after the Transaction, you may do so by taking either of the following actions far enough in advance so that it is completed by the Record Date:

(1) purchase a sufficient number of shares of Nastech stock on the open market and have them registered in your name so that you hold at least 100 shares in your record account immediately prior to the reverse split; or

(2) if applicable, consolidate your record accounts so that you hold at least 100 shares of Nastech stock in one record account immediately prior to the Record Date.

REGISTERED STOCKHOLDERS WITH 100 OR MORE SHARES:

       If you are a registered stockholder with 100 or more shares of common stock in your record account as of the Record Date, we will first convert your shares into one hundredth (1/100) of the number of shares you held immediately prior to the reverse split. Immediately after the reverse split, we will reconvert your shares in the forward stock split into 100 times the number of shares you held after the reverse split, which is the same number of shares you held before the reverse split. For example, if you were a registered owner of 250 shares of Nastech stock immediately prior to the reverse split, your shares would be converted to 2.5 shares in the reverse split and back to 250 shares in the forward split. As a result, the Transaction will not affect the number of shares that you hold in record name if you hold 100 or more shares of Nastech stock in your record account immediately prior to the reverse split.

BENEFICIAL OWNERS OF NASTECH STOCK:

       The Transaction may not affect stockholders holding Nastech stock in street name through a nominee (such as a bank or broker). However, nominees may have different procedures and Nastech stockholders holding Nastech stock in street name should contact their nominees to determine whether they will be affected by the Transaction.

Note: If you are a beneficial owner of fewer than 100 shares of Nastech stock and want to have your shares exchanged for cash in the Transaction, you should instruct your nominee to transfer your shares into a record account in your name in a timely manner so that you will be considered a holder of record immediately prior to the reverse split.

CURRENT AND FORMER NASTECH EMPLOYEES AND DIRECTORS:

       If you are an employee or director of Nastech (or a former employee or director), you may own Nastech stock and/or options to purchase Nastech stock through the Nastech Stock Option Plan. The Transaction will not affect the number of options you hold to acquire Nastech stock under the Company's stock option plan. If you hold fewer than 100 shares of Nastech stock in a registered account, those shares would be converted into the right to receive cash under the Transaction; however, the Company does not believe that there are any such accounts.

Determination of Trading Value

       In order to avoid the expense and inconvenience of issuing fractional shares to stockholders who hold fewer than 1 share in a registered account after the reverse split, under Delaware state law, the Company will arrange to pay cash for the fair value of such shares. If stockholders approve the Transaction at the annual meeting and the Transaction is completed, the Board of Directors will have Nastech, through its transfer agent, pay cash for the fractional shares based on the trading value of the Nastech common stock that is cashed out. The Cashed-Out Stockholders will receive cash equal to the trading value of the shares they held immediately prior to the reverse split. The trading value of each outstanding share of Nastech stock at that time will be based on the average daily closing price per share of Nastech common stock on the NASDAQ National Market for the ten trading days immediately before and including the Record Date, without interest.

Effect of the Transaction on the Company

       The Transaction will not affect the public registration of Nastech's common stock with the SEC under the Securities Exchange Act of 1934, as amended. Similarly, we do not expect that the Transaction will affect the Company's continued listing of Nastech common stock on the NASDAQ National Market System.

       Nastech's Certificate of Incorporation currently authorizes the issuance of 25 million shares of common stock. The number of authorized shares of common stock will not change as a result of the Transaction. On April 9, 1999, there were 6,381,455 shares of Nastech common stock issued and outstanding. The total number of outstanding shares of Nastech common stock will be reduced by the number of shares held by the Cashed-Out Stockholders immediately prior to the reverse split. Based on our best estimates if the Transaction had taken place as of April 9, 1999, the number of outstanding shares of Nastech common stock would have been reduced by the Transaction from 6,381,455 shares to 6,252,433 shares or by approximately 129,000 shares. In addition, the number of beneficial holders of Nastech common stock would have been reduced from approximately 17,000 to 3,000 or by approximately 14,000 stockholders.

       The Company has no current plans to issue common stock other than pursuant to the Company's existing stock plans and outstanding underwriters' warrants. However, if the number of additional authorized but unissued shares was increased, the Board would have more flexibility in the management of the Company's capitalization and its ability to provide stock-based incentives to its officers and other employees. Unless legally required to do so, the Company will not seek further stockholder authorization before issuing Nastech stock. Stockholders will not have any preemptive or other preferential rights to purchase any of Nastech's stock that may be issued by the Company in the future, unless such rights are specifically granted to the stockholders.

       The total number of shares that will be purchased from the Cash-Out Stockholders and the total cash to be paid by the Company are unknown. However, if the Transaction had been completed as of April 9, 1999, when the average daily closing price per share of Nastech stock on the NASDAQ National Market for the ten trading days immediately preceding and including such date was $3.125, then the cash payments that would have been issued to Cashed-Out Stockholders instead of fractional shares would have been approximately $400,000, with approximately 129,000 shares purchased by the Company. The actual amounts will depend on the number of Cashed-Out Stockholders on the Record Date, which may vary from the number of such stockholders on April 9, 1999. In addition, we do not know what the average daily closing price per share of Nastech stock on the NASDAQ National Market for the ten trading days prior to and including the Record Date will be or, if applicable, what the net proceeds of the sale of the aggregate fractional shares by the exchange agent will be.

       The par value of Nastech's common stock will remain at $.006 per share after the Transaction under either option available to the Board under Delaware law.

Stock Certificates

       In connection with the Transaction, Nastech's common stock will be identified by a new CUSIP number. This new CUSIP number will appear on any stock certificates representing shares of Nastech common stock after the Record Date. The Transaction will not affect any certificates representing shares of common stock held by registered stockholders owning 100 or more shares immediately prior to the reverse split. Old certificates held by any of these stockholders will continue to evidence ownership of the same number of shares as is set forth on the face of the certificate. Any stockholder with 100 or more shares immediately prior to the reverse split who wants to receive a certificate bearing the new CUSIP number can do so at any time by contacting Nastech's transfer agent for instructions on how to surrender old certificates. After the Record Date, an old certificate presented to an exchange agent in settlement of a trade will be exchanged for a new certificate bearing the new CUSIP number.

       As described above, any Cashed-Out Stockholder with share certificates will receive a letter of transmittal after the Transaction is completed. These stockholders must complete and sign the letter of transmittal and return it with their stock certificate(s) to Nastech's transfer agent before they can receive cash payment for those shares.

Certain Federal Income Tax Consequences

       We have summarized below certain federal income tax consequences to the Company and stockholders resulting from the Transaction. This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary does not discuss all aspects of federal income taxation which may be important to you in light of your individual circumstances. Many stockholders (such as financial institutions, insurance companies, broker-dealers, tax-exempt organizations, and foreign persons) may be subject to special tax rules. Other stockholders may also be subject to special tax rules, including but not limited to: stockholders who received Nastech stock as compensation for services or pursuant to the exercise of an employee stock option, or stockholders who have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. This summary assumes that you are a U.S. citizen and have held, and will hold, your shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.

       We believe that the Transaction will be treated as a tax-free "recapitalization" for federal income tax purposes. This will result in no material federal income tax consequences to the Company.

FEDERAL INCOME TAX CONSEQUENCES TO STOCKHOLDERS WHO ARE NOT CASHED OUT BY THE
TRANSACTION:

       If you (1) continue to hold Nastech stock immediately after the Transaction, and (2) you receive no cash as a result of the Transaction, you will not recognize any gain or loss in the Transaction and you will have the same adjusted tax basis and holding period in your Nastech stock as you had in such stock immediately prior to the Transaction.

FEDERAL INCOME TAX CONSEQUENCES TO CASHED-OUT STOCKHOLDERS:

       If you receive cash as a result of the Transaction, your tax consequences will depend on whether, in addition to receiving cash, you or a person or entity related to you continues to hold Nastech stock immediately after the Transaction, as explained below.

a) Stockholders Who Exchange All of Their Nastech Stock for Cash as a Result of the Transaction.

       If you (i) receive cash in exchange for a fractional share as a result of the Transaction, (ii) do not continue to hold any Nastech stock immediately after the Transaction, and (iii) are not related to any person or entity which holds Nastech stock immediately after the Transaction, you will recognize capital gain or loss. The amount of capital gain or loss you recognize will equal the difference between the cash you receive for your cashed-out stock and your aggregate adjusted tax basis in such stock.

       If you are related to a person or entity who continues to hold Nastech stock immediately after the Transaction, you will recognize gain in the same manner as set forth in the previous paragraph, provided that your receipt of cash either (i) is "not essentially equivalent" to a dividend, or (ii) is a "substantially disproportionate" redemption of stock, as described as follows:

(i) A distribution is considered "not essentially equivalent" as to a shareholder if, the reduction in your proportionate interest in the Company resulting from the transaction is considered a "meaningful reduction" given your particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority stockholder whose related stock in interest is minimal and who exercises no control over the affairs of the corporation will meet this test.

(ii) A distribution is "substantially disproportionate" as to a shareholder if the ratio of outstanding shares of Nastech stock owned by you immediately after the Transaction is less than 80% of the percentage of shares of Nastech stock owned by you immediately before the Transaction

       In addition, if the shareholder is entirely bought out, the transaction is treated as an exchange of stock, and no part of the distribution is taxed as a dividend.

       In applying these tests, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. If the taxable amount is not treated as capital gain under any of the tests, it will be treated first as ordinary dividend income to the extent of your ratable share of Nastech's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as capital gain. See "Maximum Tax Rates Applicable to Capital Gain" below.

b) Stockholders Who Both Receive Cash and Continue to Hold Nastech Stock Immediately After the Transaction.

       If you both receive cash as a result of the Transaction and continue to hold Nastech stock immediately after the Transaction, you generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the excess of the sum of aggregate fair market value of your shares of Nastech stock plus the cash received over your adjusted tax basis in the shares, or (2) the amount of cash received in the Transaction. In determining whether you continue to hold stock immediately after the Transaction, you will be treated as owning shares actually or constructively owned by certain individuals and entities related to you. Your aggregate adjusted tax basis in your shares of Nastech stock held immediately after the Transaction will be equal to your aggregate adjusted tax basis in your shares of Nastech stock held immediately prior to the Transaction, increased by any gain recognized in the Transaction, and decreased by the amount of cash received in the Transaction.

       Any gain recognized in the Transaction will be treated, for federal income tax purposes, as capital gain, provided that your receipt of cash either
(1) is "not essentially equivalent to a dividend" with respect to you, or (2) is a "substantially disproportionate redemption of stock" with respect to you. (Each of the terms in quotation marks in the previous sentence is discussed above under the heading "Stockholders Who Exchange All of Their Nastech Stock for Cash as a Result of the Transaction.") In applying these tests, you may possibly take into account sales of shares of Nastech stock that occur substantially contemporaneously with the Transaction. If your gain is not treated as capital gain under any of these tests, the gain will be treated as ordinary dividend income to you to the extent of your ratable share of Nastech's undistributed earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining gain will be treated as a capital gain.

Maximum Tax Rates Applicable to Capital Gain:

       Under the Internal Revenue Service Restructuring and Reform Act of 1998, your net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 20% for sales occurring in taxable years ending after December 31,

1998. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. In addition, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations.

       As explained above, the amounts paid to you as result of the Transaction may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF THE TRANSACTION, IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

Appraisal Rights

       Dissenting stockholders do not have appraisal rights under Delaware state law or under the Company's Certificate or bylaws in connection with the Transaction.

Reservation of Rights

       The Board of Directors reserves the right to abandon the Transaction without further action by the stockholders at any time before the filing of the Certificate amendments with the Delaware Secretary of State, even if the Transaction has been authorized by the stockholders at the annual meeting.

       The Board recommends that you vote FOR this proposal. Proxies solicited by the Board of Directors will be voted FOR this proposal, unless you specify otherwise in your proxy.

PROPOSAL NO. 3 - INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

       The Company's Board of Directors has appointed KPMG LLP to perform the annual audit of the books of the Company for the fiscal year ended December 31, 1999. A representative of KPMG LLP is expected to be present at the Annual Meeting to respond to appropriate questions.

       The Board of Directors unanimously recommends a vote FOR approval of Proposals No. 1, 2 and 3 and proxies solicited by the Board of Directors will be so voted unless stockholders specify on their proxy card a contrary choice.

                              STOCKHOLDER PROPOSALS

       Stockholders who wish to present proposals for action at the 2000 Annual Meeting of Stockholders should submit their proposals in writing to the Secretary of the Company at the address of the Company set forth on the first page of this Proxy Statement. Proposals must be received by the Secretary on or before January 11, 2000 in order to be considered for inclusion in next year's proxy materials

COMPARISON OF STOCK PERFORMANCE

       The following graph and table compare the cumulative total shareholder returns of the Company's Shares, the NASDAQ Composite and NASDAQ Pharmaceutical Stocks. The graph assumes $100 invested on 12/31/93 in the Company's Shares in each of the indices. The shareholder return shown on the graph below is not necessarily indicative of future performance, and the Company will not make or endorse any predictions as to future shareholder returns.



                                                   NASTECH                NASDAQ COMPOSITE          PHARMACEUTICAL STOCKS
                                                   -------                ----------------          ---------------------
12/93                                             100.000                     100.000                     100.000
12/94                                             111.765                      97.752                      75.262
12/95                                             235.294                     138.256                     138.040
12/96                                             470.588                     170.015                     138.469
12/97                                             305.882                     208.580                     142.976
12/98                                              91.176                     293.209                     183.019



                          ANNUAL REPORT TO STOCKHOLDERS

       The Annual Report to Stockholders of the Company for the year ended December 31, 1998, including audited financial statements is included herein.

                                  OTHER MATTERS

       The Company has retained Morrow & Co., a professional proxy solicitation firm, to assist in the solicitation of proxies. Representatives of Morrow & Co. will be available to respond to any questions concerning the proposals contained in this proxy statement. They may be reached at 1-800-566-9061.

       The Board of Directors of the Company does not know of any other matters that are to be presented for action at the Annual Meeting of Stockholders. If any other matters are properly brought before the meeting or any adjournments thereof, the persons named in the enclosed proxy will have the discretionary authority to vote all proxies received with respect to such matters in accordance with their best judgment.




                                             By order of the Board of Directors,

                                             Joel Girsky,
                                              Secretary

May 20, 1999
Hauppauge, New York